SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2004

SURETY CAPITAL CORPORATION
____________________________________________________________
(Exact name of registrant as specified in its charter)

DELAWARE
______________________________________________________
(State or other jurisdiction of incorporation)

001-12818	72-2065607
______________________	____________________________
(Commission File Number)	(IRS Employer Identification No.)

Post Office Box 1778
Fort Worth, Texas 76101

_____________________________________________________
(Address of principal executive offices) (Zip code)

(Registrant's telephone number, including area code): (817) 850-9800

1501 Summit Avenue

Fort Worth, TX 76102
__________________________________________________
(Former name or former address, if changed since last report)

ITEM. Disposition of Assets

Surety Bank (the “Bank”) is a wholly-owned subsidiary of Surety Capital Corporation (the “Registrant”), together, with the Bank, referred to as the “Company”. On November 24, 2005 the Bank issued a press release announcing the signing of a definitive Purchase and Assumption Agreement with Legend Bank, N.A. for the sale of the Bank’s Whitesboro branch. The transaction is expected to close during the first quarter, 2006, subject to regulatory approval and other conditions set forth in the agreement.

ITEM 7. Exhibits

Exhibit Number	Description
16.2	Copy of Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SURETY CAPITAL CORPORATION

Dated: December 6, 2005	By: /s/Richard N. Abrams_____________________
Richard N. Abrams
Chairman

Exhibit 16.2

For Immediate Release

Legend Bank and Surety Bank announce agreement
for purchase of Surety's Whitesboro branch

BOWIE, TEXAS (November 23, 2005) - James A. Woodall, Jr., President and CEO of Legend Bank, N.A. of Bowie, Texas and John H. Mackey, President and CEO of Surety Bank of Fort Worth, Texas are pleased to announce that the parties have entered into a purchase and assumption agreement pursuant to which Legend Bank will acquire Surety Bank's branch location in Whitesboro, Texas.

The Whitesboro location of Surety Bank has been in existence for a number of years. The branch is located at 2500 Hwy 82 E. and initially was chartered as the First National Bank of Whitesboro. Legend Bank has been in existence since 1890 and currently has locations in the Texas communities of Bowie, Nocona, Alvord, Decatur, Henrietta and Dayton. With an asset size of $331 million, Legend Bank is one of the strongest community banks in North Texas.

"It has been a long time goal for Legend Bank to have a presence in the Grayson County area," said Mr. Woodall. "We are very excited about the opportunity to bring our unique approach in providing for the financial needs of the citizens of Whitesboro and the surrounding areas. We are also excited to have the employees of the new Whitesboro location as members of the Legend Bank family."

"This is a positive step for Surety Bank and its customers and employees. We expect that the transaction will provide significant additional capital to allow the bank to focus on its core marketplace in Tarrant County," added Mr. Mackey.

The parties have submitted applications to the regulatory authorities for approval of the proposed transaction. The transaction is expected to be accomplished in the first quarter of 2006, subject to regulatory approval and other conditions set forth in the agreement.

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